Exhibit h.4

FORM OF

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT is entered into as of the                      day of             , 2013, by and between EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP (the “Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf the Equinox EquityHedge U.S. Strategy Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s annual operating expenses, excluding taxes, interest, extraordinary items, brokerage commissions, and “class-specific fees and expenses” (defined below), do not exceed the levels described below. Class-specific fees and expenses are distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that from the commencement of operations of the Fund through [                ], it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, any class-specific fees and expenses, interest, extraordinary items, “Acquired Fund fees and expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed (on an annual basis) 2.24%, as a percentage of average daily net assets of the Fund.

Fee Recovery. The Adviser shall be entitled to recover from the Fund, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts waived or reimbursed by the Adviser with respect to the Fund pursuant to this Agreement for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund.

Term. This Agreement shall terminate on [                ], or at an earlier date upon the discretion of the Board of Trustees of the Trust, upon 60 days’ written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

Executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:
Name:
Title:

EQUINOX FUNDS TRUST, on behalf of the Fund

By:
Name:	Robert J. Enck
Title:	President